Exhibit 99.1

For information, contact:

Media – Susan Moore (713) 309-4645

Investors – Doug Pike (713) 309-7141

Lyondell Reports Fourth Quarter and Full Year 2003 Results

Full Year 2003

■	Record earnings at LYONDELL-CITGO Refining
■	Price increases at Equistar help offset increased raw material costs, while costs of financing and R&D refocusing reduce reported results
■	PO and derivatives improved vs. 2002; MTBE profitability significantly lower

4Q 2003

■	Prices and key product volumes improved over 4Q 2002
■	Lyondell and Equistar announce broad price increases for 2004

HOUSTON, Jan. 29, 2004 – Lyondell Chemical Company (NYSE: LYO) today announced a net loss for the fourth quarter of $77 million, or $0.44 per share. This compares to a net loss of $93 million, or $0.58 per share, for the fourth quarter 2002, and a net loss of $44 million, or $0.27 per share, for the third quarter 2003.

For the full year 2003, Lyondell had a net loss of $302 million, or $1.84 per share, compared to a 2002 net loss of $148 million, or $1.10 per share.

Table 1—Lyondell Earnings Summary

Millions of dollars except per share amounts	4Q2003	4Q2002	3Q2003	Full Year 2003	Full Year 2002
Sales and other operating revenues	$945	$890	$954	$3,801	$3,262
Net loss	(77)	(93)	(44)	(302)	(148)
Basic and diluted net loss per share (a)	(0.44)	(0.58)	(0.27)	(1.84)	(1.10)
Weighted average shares outstanding (millions) (a)	174.0	159.9	161.6	164.3	133.9

(a)	Lyondell sold 8.28 million shares of common stock in July 2002. Lyondell issued 34 million shares of Series B common stock to Occidental Petroleum Corporation (“Occidental”) in August 2002. Lyondell sold 13.8 million shares of common stock in October 2003, including 2.7 million shares to Occidental. In addition, Lyondell paid a dividend to Occidental each quarter by issuing approximately 0.6 million shares of Series B common stock beginning in December 2002 in lieu of a dividend payment in cash.

Table 2—Lyondell and Proportionate Share of Ventures—Supplemental Financial Data

Millions of dollars	4Q2003	4Q2002	3Q2003	Full Year 2003	Full Year 2002
Proportionate sales and other operating revenues (a)	$2,732	$2,461	$2,717	$10,860	$8,166
Proportionate EBITDA (b)	144	136	207	590	721

(a)	See Table 6 for components of proportionate share of sales and other operating revenues.

(b)	See Table 7 for a reconciliation of net income (loss) to proportionate EBITDA and Table 8 for Lyondell’s income statement information.

Financial results for 2003 were negatively impacted by:

•	Lower MTBE margins due to the expiration of a favorable contract at the end of 2002 and the phase-out of usage in California, New York and Connecticut;

•	High, volatile crude oil and natural gas prices; and,

•	Financing costs.

LYONDELL-CITGO Refining LP continues to operate with significant positive cash flow, while Lyondell and Equistar each finished the year with substantial financial liquidity and improving market conditions.

“Weak demand for chemicals and persistently high and volatile raw material and energy prices severely impacted our financial results for the year,” said Dan F. Smith, president and CEO of Lyondell Chemical Company. “We began 2003 with many uncertainties including the Venezuelan strike, the Iraq war and California’s phase-out of MTBE; however, as a result of our continued focus on financial liquidity and operational excellence, we are well positioned for the upcycle.”

“During 2003, we started production at our new propylene oxide/styrene monomer plant in Europe, and Equistar completed major maintenance turnaround activity at its two largest ethylene plants. These plants are now prepared to operate for the next seven years before the next scheduled maintenance turnaround.”

OUTLOOK

The early weeks of 2004 have yielded strong volumes, but raw material and energy cost increases are pressuring margins. Lyondell and Equistar have responded by announcing product price increases across the majority of their product lines.

“The improving economy and the impact of our new propylene oxide plant in Europe should lead to improved performance for 2004. Since our products have broad utilization across the economy and a heavy dependence on hydrocarbons, external factors such as economic growth and raw materials prices will continue to be leveraging factors to our financial performance during 2004,” said Smith.

LYONDELL AND JOINT VENTURES

Lyondell’s operations comprise: Lyondell’s IC&D segment; Equistar, a joint venture with Millennium Chemicals Inc.; and LYONDELL-CITGO Refining LP (LCR), a joint venture with CITGO Petroleum Corp.

Lyondell’s Intermediate Chemicals & Derivatives (IC&D) Segment – The IC&D segment includes propylene oxide (PO) and derivatives, MTBE, styrene and TDI.

Table 3—IC&D Financial Overview

Millions of dollars	4Q2003	4Q2002	3Q2003	Full Year 2003	Full Year 2002
Sales and other operating revenues	$945	$890	$954	$3,801	$3,262
Operating income (loss) (a)	3	12	20	(1)	174
EBITDA (a)	60	69	84	245	390

(a)	See Table 7 for a reconciliation of Lyondell’s net loss to EBITDA and Table 8 for Lyondell’s IC&D operating income (loss) and net loss.

Full-year 2003 results at IC&D include an $18 million gain on Lyondell’s sale of a 10 percent interest in Nihon Oxirane and financing costs of $6 million. Financing costs of $23 million were included in the full year 2002 results.

4Q03 v. 3Q03 – Following an unusually strong third quarter, lower MTBE margins negatively impacted fourth-quarter operating income by approximately $40 million. Performance in PO, PO derivatives, and TDI products improved based primarily on higher margins. Styrene results were unchanged.

4Q03 v. 4Q02 – MTBE results were down approximately $45 million versus the fourth quarter of 2002. PO and PO derivative results improved in the fourth quarter of

2003 based on stronger margins and 10 percent higher volumes. Styrene and TDI results were relatively unchanged.

2003 v. 2002 – The year-to-year decrease is attributable to MTBE, as results were negatively impacted by both the expiration of a key contract at the end of 2002 and transition of the gasoline markets in several states away from the use of MTBE.

The MTBE impact was partially offset by improvement in PO and PO derivatives. Price and volume increases in these products offset increased raw material and energy costs. TDI results fell somewhat short of 2002 performance, while styrene results were unchanged.

Equistar Chemicals, LP – Lyondell owns a 70.5 percent interest in Equistar, which consists of the petrochemicals and polymers segments.

Table 4—Equistar Financial Overview – 100% Basis

Millions of dollars	4Q2003	4Q2002	3Q2003	Full Year 2003	Full Year 2002
Sales and other operating revenues	$1,665	$1,431	$1,642	$6,545	$5,537
Operating income (loss)	(29)	(62)	12	(89)	(44)
Net loss (a) (b)	(104)	(114)	(40)	(339)	(1,299)
EBITDA (a)	27	14	87	175	256

(a)	See Table 7 for a reconciliation of Equistar’s net loss to EBITDA.

(b)	The full year 2002 net loss includes a $1.1 billion charge for goodwill impairment as a cumulative effect of accounting change upon adoption of SFAS No. 142.

Fourth-quarter 2003 results include $18 million in financing costs and $6 million related to employee severance. Full-year 2003 results include financing costs of $37 million and $33 million of charges for asset dispositions and employee severance.

4Q03 v. 3Q03 – Fourth-quarter operations were negatively impacted by an increase in the cost of ethylene production which was driven by higher crude oil and natural gas liquid prices. Price actions were implemented to offset these increases, but the timing of implementation was insufficient to fully offset the cost increases. Additionally, a scheduled maintenance turnaround at an ethylene plant had a negative $5 million to $10 million impact on the fourth-quarter results. Third-quarter results included a charge of $12 million primarily related to the write-off of a polymer R&D facility.

4Q03 v. 4Q02 – Versus the year-ago quarter, sales volumes of ethylene and ethylene derivatives (ethylene oxygenates and polyethylene) increased by 7 percent. Additionally, higher prices for ethylene and its derivatives more than offset the higher cost of ethylene production. Chemical Marketing Associates, Inc. (CMAI) estimates that the industry’s average cost of ethylene production increased by 3.0 to 3.5 cents per pound over the same period last year.

2003 v. 2002 – For the year, total sales volume of ethylene and ethylene derivatives were down approximately 360 million pounds (4 percent). The majority of this shortfall occurred during the second quarter 2003. The average cost of ethylene production, as estimated by CMAI, increased by approximately 5 cents per pound, while their reported benchmark sales prices increased by 6 cents per pound for ethylene. Polyethylene prices increased by several cents per pound more than the ethylene price increased. Equistar’s 2003 results were negatively impacted by scheduled maintenance turnarounds and costs related to financings, asset dispositions and employee severance.

LYONDELL-CITGO Refining LP (LCR) – Lyondell owns a 58.75 percent interest in LCR, a major refiner of heavy crude oil.

Table 5—LCR Financial Overview – 100% Basis

Millions of dollars	4Q2003	4Q2002	3Q2003	Full Year 2003	Full Year 2002
Sales and other operating revenues	$1,044	$956	$1,030	$4,162	$3,392
Operating income	82	69	77	264	246
Net income (a)	73	59	69	228	213
EBITDA (a)	110	97	105	377	361

(a)	See Table 7 for a reconciliation of LCR’s net income to EBITDA.

Full-year 2003 results include a $25 million charge related to the redesign of a low-sulfur gasoline project and a $6 million charge relating to personnel reductions.

4Q03 v. 3Q03 – Results continued to be strong in the fourth quarter. Venezuelan contract (CSA) crude volumes and total crude volumes were relatively unchanged.

4Q03 v. 4Q02 – Volumes of heavy crude processed under the CSA contract averaged 227,000 barrels per day in the fourth quarter of 2003, an increase of 18,000 barrels per day versus the same quarter in 2002 when crude deliveries were disrupted by a strike in Venezuela.

2003 v. 2002 – LCR had record earnings in 2003 driven primarily by higher CSA crude volumes, strong operating performance, and improved aromatics/lube product performance. These improvements were partially offset by higher natural gas costs and the charges mentioned above. For 2003, total crude volumes averaged 264,000 barrels per day while CSA volumes averaged 224,000 barrels per day.

CONFERENCE CALL

Lyondell will host a conference call today, Jan. 29, 2004, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO, Morris Gelb, Executive Vice President and COO, T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Director of Investor Relations. The dial-in numbers are 888-385-9734 (U.S – toll free) and 212-547-0409 (international). Pass code for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET Jan. 29 to 5 p.m. ET Feb. 6. The dial-in numbers are 888-277-9381 (U.S) and 402-998-0506 (international). Pass code for each is 5549. Web replay will be available at 1:30 p.m. ET Jan. 29 on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET on January 29 at www.lyondell.com/earnings.

ABOUT LYONDELL

Lyondell Chemical Company, (www.lyondell.com), headquartered in Houston, Texas, is a leading producer of: propylene oxide (PO); PO derivatives, including toluene diisocyanate (TDI), propylene glycol (PG), butanediol (BDO) and propylene glycol ether (PGE); and styrene monomer and MTBE as co-products of PO production. Through its 70.5% interest in Equistar Chemicals, LP, Lyondell also is one of the largest producers of ethylene, propylene and polyethylene in North America and a leading producer of ethylene oxide, ethylene glycol, high value-added specialty polymers and polymeric powder. Through its 58.75% interest in LYONDELL-CITGO Refining LP, Lyondell is one of the largest refiners in the United States, processing extra heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

FORWARD LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical and refining industries; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Lyondell’s and its joint ventures’ products; competitive products and pricing pressures; access to capital markets; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2002, Lyondell’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2003, which will be filed in March 2004.

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Table 6—Unaudited Financial and Operating Information

	Lyondell Chemical Company		Joint Ventures			Lyondell and Proportionate Share of Equity Investments(b)
(Millions of dollars)			Equistar 100%	LCR 100%	LMC 100%(a)
Three months ended December 31, 2003:
Sales and other operating revenues(c)	$945		$1,665	$1,044	$—	$2,732
SG&A and R&D	56		60	14	—	107
EBITDA	60		27	110	—	144
Depreciation and amortization	66		77	28	—	135
Interest expense, net	104		54	9	—	147
Net loss	(77	)(d)
Capital expenditures	21	(e)	44	10	—	58
Cash dividends	31
Three months ended December 31, 2002:
Sales and other operating revenues(c)	$890		$1,431	$956	$—	$2,461
SG&A and R&D	42		43	14	—	81
EBITDA	69		14	97	—	136
Depreciation and amortization	67		77	29	—	136
Interest expense, net	96		51	9	—	137
Net loss	(93	)(d)
Capital expenditures	2	(e)	75	12	—	62
Cash dividends	28
Three months ended September 30, 2003:
Sales and other operating revenues(c)	$954		$1,642	$1,030	$—	$2,717
SG&A and R&D	43		57	14	—	91
EBITDA	84		87	105	—	207
Depreciation and amortization	66		76	28	—	134
Interest expense, net	106		51	8	—	147
Net loss	(44	)(d)
Capital expenditures	9	(e)	28	8	—	33
Cash dividends	28
Year ended December 31, 2003:
Sales and other operating revenues(c)	$3,801		$6,545	$4,162	$—	$10,860
EBITDA	245		175	377	—	590
Interest expense, net	392		207	36	—	559
Capital expenditures	268	(e)(f)	106	46	—	370
Cash dividends	116
Year ended December 31, 2002:
Sales and other operating revenues(c)	$3,262		$5,537	$3,392	$36	$8,166
EBITDA	390		256	361	(4)	721
Interest expense, net	373		204	32	—	497
Capital expenditures	22	(e)	118	65	—	133
Cash dividends	109

(a)	As of May 1, 2002, Lyondell Methanol Company (“LMC”) is wholly owned by Lyondell Chemical Company (“Lyondell”) and its operations are included in the Intermediate Chemicals and Derivatives (“IC&D”) business segment.
(b)	This column reflects Lyondell’s 100% owned operations and its pro rata share of each joint venture’s operations, which is not a presentation in accordance with generally accepted accounting principles. Lyondell has a 58.75% interest in LYONDELL-CITGO Refining LP (“LCR”) and a 70.5% interest in Equistar Chemicals, LP (“Equistar”). Prior to August 22, 2002, Lyondell had a 41% interest in Equistar.
(c)	Includes revenues from sales to affiliates.
(d)	Includes income (loss) from equity investments in Equistar and LCR.
(e)	In addition, Lyondell made cash contributions to the PO-11 joint venture and the U.S. PO joint venture. See footnote (a) of Table 10 for detail of cash contributions.
(f)	Capital expenditures of $268 million for the twelve months ended December 31, 2003 include Lyondell’s purchase of the BDO-2 facility from the lessor for $218 million.

Table 7—Reconciliation of Net Income (Loss) to EBITDA

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30, 2003
(Millions of dollars)	2003	2002		2003	2002
LYONDELL
Net loss	$(77)	$(93)	$(44)	$(302)	$(148)
Add:
Benefit from income taxes	(58)	(42)	(27)	(179)	(66)
Interest expense, net	104	96	106	392	373
Depreciation and amortization	66	67	66	250	244
Loss from equity investment in Equistar	70	78	26	228	117
Income from equity investment in LCR	(45)	(37)	(43)	(144)	(135)
Loss from equity investment in LMC(a)	—	—	—	—	5

IC&D EBITDA	$60	$69	$84	$245	$390

EQUISTAR
Net loss	$(104)	$(114)	$(40)	$(339)	$(1,299)
Add:
Depreciation and amortization	77	77	76	307	298
Interest expense, net	54	51	51	207	204
Cumulative effect of accounting change	—	—	—	—	1,053

EBITDA	$27	$14	$87	$175	$256

Lyondell Proportionate Share(b)	$19	$10	$61	$123	$122

LCR
Net income	$73	$59	$69	$228	$213
Add:
Depreciation and amortization	28	29	28	113	116
Interest expense, net	9	9	8	36	32

EBITDA	$110	$97	$105	$377	$361

Lyondell Proportionate Share—58.75%	$65	$57	$62	$222	$212

EBITDA—Lyondell and Proportionate Share of Equity Investments
Lyondell EBITDA	$60	$69	$84	$245	$390
Lyondell share of Equistar EBITDA(b)	19	10	61	123	122
58.75% of LCR EBITDA	65	57	62	222	212
75% of LMC EBITDA through April 30, 2002(a)	—	—	—	—	(3)

Lyondell and Proportionate Share of Equity Investments	$144	$136	$207	$590	$721

(a)	LMC is wholly owned by Lyondell and its operations are included in the IC&D business segment prospectively from May 1, 2002. Lyondell had a 75% interest in LMC and applied the equity method of accounting through April 30, 2002.
(b)	Lyondell has a 70.5% interest in Equistar. Prior to August 22, 2002, it had a 41% interest.

Table 8—Lyondell Unaudited Income Statement Information

	For the three months ended			For the twelve months ended
	December 31,		September 30,	December 31,
(Millions of dollars, except per share data)	2003	2002	2003	2003	2002
Sales and other operating revenues	$945	$890	$954	$3,801	$3,262
Operating costs and expenses:
Cost of sales	886	836	891	3,599	2,898
Selling, general and administrative expenses	45	34	34	166	160
Research and development expenses	11	8	9	37	30

Operating income (loss)	3	12	20	(1)	174
Loss from equity investment in Equistar (a) (b)	(70)	(78)	(26)	(228)	(117)
Income from equity investment in LCR	45	37	43	144	135
Loss from other equity investments	(9)	—	(4)	(19)	(4)
Interest expense, net	(104)	(96)	(106)	(392)	(373)
Other income (expense), net	—	(10)	2	15	(29)

Loss before income taxes	(135)	(135)	(71)	(481)	(214)
Benefit from income taxes	(58)	(42)	(27)	(179)	(66)

Net loss	$(77)	$(93)	$(44)	$(302)	$(148)

Basic and diluted loss per share	$(0.44)	$(0.58)	$(0.27)	$(1.84)	$(1.10)

Basic and diluted shares (in thousands) (c)	174,016	159,851	161,574	164,288	133,943

(a)	As of January 1, 2002, Lyondell’s share of Equistar’s $1.1 billion charge for the write-off of goodwill, or $432 million, was offset by Lyondell’s write-off of a portion of the excess of its underlying equity in Equistar’s net assets over its investment in Equistar.
(b)	Lyondell has a 70.5% interest in Equistar. Prior to August 22, 2002, it had a 41% interest.
(c)	Lyondell sold 8.28 million shares of common stock in July 2002. Lyondell issued 34 million shares of Series B common stock to Occidental in August 2002. Lyondell sold 13.8 million shares of common stock in October 2003, including 2.7 million shares to Occidental. In addition, Lyondell paid a dividend to Occidental each quarter by issuing approximately 0.6 million shares of Series B common stock beginning in December 2002 in lieu of a dividend payment in cash.

Table 9—Lyondell Intermediate Chemicals and Derivatives Segment—Operating Information

	For the three months ended			For the twelve months ended
	December 31,		September 30,	December 31,
(In millions)	2003	2002	2003	2003	2002
PO and derivatives (pounds) (a)	829	744	816	3,288	3,028
Co-products:
Styrene monomer (pounds)	953	889	865	3,467	3,337
MTBE and other TBA derivatives (gallons)	271	303	292	1,142	1,208

(a)	Includes propylene oxide (“PO”), PO derivatives and isocyanates.

Table 10—Lyondell Unaudited Cash Flow Information

	For the twelve months ended December 31,
(Millions of dollars)	2003	2002
Net loss	$(302)	$(148)
Adjustments:
Depreciation and amortization	250	244
Losses from equity investments	249	121
Deferred income taxes	(172)	(24)
Gain on sale of equity interest	(18)	—
Debt prepayment charges and premiums	5	23
Changes in assets and liabilities:
Accounts receivable	(54)	(7)
Inventories	14	(14)
Accounts payable	61	13
Accrued interest	1	13
Refundable income taxes, net	27	62
Other assets and liabilities, net	42	6

Net cash provided by operating activities	103	289

Purchase of equity investment in Equistar	—	(440)
Expenditures for property, plant and equipment	(268)	(22)
Contributions and advances to affiliates (a)	(137)	(114)
Distributions from affiliates in excess of earnings	111	—
Maturity (purchase) of other short-term investments	44	(44)
Proceeds from sale of equity interest	28	—
Other	—	(3)

Net cash used in investing activities	(222)	(623)

Issuance of Series B common stock, warrants and right	—	440
Issuance of common stock	171	110
Issuance of long-term debt	318	591
Repayment of long-term debt	(103)	(543)
Dividends paid	(116)	(109)
Other	(4)	(18)

Net cash provided by financing activities	266	471

Effect of exchange rate changes on cash	5	3

Increase in cash and cash equivalents	$152	$140

(a)	Includes cash contributions to the PO-11 joint venture and the U.S. PO joint venture of $25 million, $21 million and $15 million in the three-month periods ended December 31, 2003 and 2002 and September 30, 2003, respectively, and $88 million and $54 million in the twelve-month periods ended December 31, 2003 and December 31, 2002, respectively. These amounts included $9 million, $21 million and $11 million, respectively, and $60 million and $54 million, respectively, related to funding for capital expenditures. Also includes capitalized interest related to the PO-11 construction project of $4 million, $3 million and $6 million, during the three-month periods, respectively, and $19 million and $10 million, during the twelve-month periods, respectively.

Table 11—Lyondell Unaudited Balance Sheet Information

(Millions of dollars)	December 31, 2003	December 31, 2002
Cash and cash equivalents	$438	$286
Other short-term investments	—	44
Accounts receivable, net	449	396
Inventories	347	344
Prepaid expenses and other current assets	82	66
Deferred tax assets	43	35

Total current assets	1,359	1,171
Property, plant and equipment, net	2,640	2,369
Investments and long-term receivables:
Investment in Equistar	965	1,184
Investment in PO joint ventures	866	770
Investment in and receivable from LCR	232	297
Other investments and long-term receivables	85	98
Goodwill, net	1,080	1,130
Other assets, net	406	429

Total assets	$7,633	$7,448

Accounts payable	$431	$344
Current maturities of long-term debt	—	1
Accrued liabilities	249	279

Total current liabilities	680	624
Long-term debt	4,151	3,926
Other liabilities	699	673
Deferred income taxes	792	881
Minority interest	155	165
Stockholders’ equity (176,792,587 and 160,413,144 shares outstanding at December 31, 2003 and December 31, 2002, respectively)	1,156	1,179

Total liabilities and stockholders’ equity	$7,633	$7,448

Table 12—Lyondell Selected Equity Investment Activity

(Millions of dollars)	For the three months ended December 31, 2003	For the twelve months ended December 31, 2003
Investment in Equistar, beginning of period	$1,022	$1,184
Lyondell’s share of Equistar net loss	(70)	(228)
Lyondell’s share of Equistar other comprehensive income	13	13
Other	—	(4)

Investment in Equistar, end of period	$965	$965

Investment in LCR, beginning of period	$(14)	$68
Lyondell’s share of LCR net income	45	144
Cash distributions from LCR	(38)	(253)
Cash contributions to LCR	6	30
Conversion of interest receivable from LCR to equity investment	—	10
Lyondell’s share of LCR other comprehensive income	4	4

Investment in LCR, end of period	3	3
LCR receivable, beginning and end of period	229	229

Investment in and receivable from LCR, end of period	$232	$232

Table 13—Equistar Unaudited Income Statement Information

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30,
(Millions of dollars)	2003	2002	2003	2003	2002
Sales and other operating revenues(a)	$1,665	$1,431	$1,642	$6,545	$5,537
Operating costs and expenses:
Cost of sales	1,633	1,450	1,561	6,387	5,388
Selling, general and administrative expenses	51	33	47	182	155
Research and development expenses	9	10	10	38	38
Losses on asset dispositions	1	—	12	27	—

Operating income (loss)	(29)	(62)	12	(89)	(44)
Interest expense, net	(54)	(51)	(51)	(207)	(204)
Other income (expense), net	(21)	(1)	(1)	(43)	2

Loss before cumulative effect of accounting change	(104)	(114)	(40)	(339)	(246)
Cumulative effect of accounting change(b)	—	—	—	—	(1,053)

Net loss(c)	$(104)	$(114)	$(40)	$(339)	$(1,299)

(a)	Sales and other operating revenues include sales to affiliates.
(b)	Concurrent with the adoption of SFAS No. 142, Equistar reviewed goodwill for impairment and concluded that the entire balance was impaired, resulting in the $1.1 billion charge.
(c)	As a partnership, Equistar is not subject to federal income taxes.

Table 14—Equistar Unaudited Segment Financial and Operating Information

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30,
(Millions of dollars)	2003	2002	2003	2003	2002
Sales and other operating revenues(a)
Petrochemicals segment	$1,528	$1,284	$1,491	$6,036	$4,957
Polymers segment	547	476	517	2,023	1,868
Intersegment eliminations	(410)	(329)	(366)	(1,514)	(1,288)

Total	$1,665	$1,431	$1,642	$6,545	$5,537

Operating income (loss)
Petrochemicals segment	$6	$(5)	$66	$124	$146
Polymers segment	2	(33)	(19)	(78)	(74)
Unallocated	(37)	(24)	(35)	(135)	(116)

Total	$(29)	$(62)	$12	$(89)	$(44)

Depreciation and amortization:
Petrochemicals segment	$57	$55	$58	$228	$217
Polymers segment	14	16	13	57	58
Unallocated	6	6	5	22	23

Total	$77	$77	$76	$307	$298

EBITDA(b)	$27	$14	$87	$175	$256
Sales Volumes (including intersegment sales) (millions)(a)
Selected petrochemical products:
Ethylene, propylene and other olefins (pounds)	4,433	4,026	3,976	16,053	16,815
Aromatics (gallons)	96	87	96	384	369
Polymers products (pounds)	1,444	1,471	1,405	5,389	6,098

(a)	Sales and other operating revenues include sales to affiliates. Sales volumes include sales to affiliates as well as intersegment sales volumes.

(b)	See Table 7 for reconciliation of Equistar's net loss to EBITDA.

Table 15—Equistar Unaudited Balance Sheet Information

(Millions of dollars)	December 31, 2003	December 31, 2002
Cash and cash equivalents	$199	$27
Accounts receivable, net	608	625
Inventories	408	424
Prepaid expenses and other current assets	46	50

Total current assets	1,261	1,126
Property, plant and equipment, net	3,334	3,565
Investments	60	65
Other assets, net	373	296

Total assets	$5,028	$5,052

Accounts payable	$513	$459
Current maturities of long-term debt	—	32
Accrued liabilities	227	223

Total current liabilities	740	714
Long-term debt	2,314	2,196
Other liabilities and deferred revenues	373	221
Partners’ capital	1,601	1,921

Total liabilities and partners’ capital	$5,028	$5,052

Table 16—Equistar Unaudited Cash Flow Information

	For the twelve months ended December 31,
(Millions of dollars)	2003	2002
Net loss	$(339)	$(1,299)
Adjustments:
Cumulative effect of accounting change	—	1,053
Depreciation and amortization	307	298
Debt prepayment charges and premiums	30	—
Losses on asset dispositions	27	—
Changes in assets and liabilities:
Accounts receivable (a)	26	(54)
Inventories	4	24
Accounts payable	40	99
Accrued interest	(2)	(2)
Deferred revenues	147	23
Other assets and liabilities, net	(76)	(87)

Net cash provided by operating activities	164	55

Expenditures for property, plant and equipment	(106)	(118)
Proceeds from sales of assets	69	—
Contributions to affiliates	—	(6)

Net cash used in investing activities	(37)	(124)

Issuance of long-term debt	695	—
Repayment of long-term debt	(642)	(104)
Other	(8)	(2)

Net cash provided by (used in) financing activities	45	(106)

Increase (decrease) in cash and cash equivalents	$172	$(175)

(a)	In consideration of discounts offered to certain customers for early payment for product delivered in December 2003, some receivable amounts were collected in December 2003 that otherwise would have been expected to be collected in January 2004, including $41 million from Occidental.

Table 17—LCR Unaudited Income Statement Information

	For the three months ended			For the twelve months ended
	December 31,		September 30,	December 31,
(Millions of dollars)	2003	2002	2003	2003	2002
Sales and other operating revenues (a)	$1,044	$956	$1,030	$4,162	$3,392
Operating costs and expenses:
Cost of sales	948	873	939	3,842	3,093
Selling, general and administrative expenses	14	14	14	56	53

Operating income	82	69	77	264	246
Interest expense, net	(9)	(9)	(8)	(36)	(32)
Other expense, net	—	(1)	—	—	(1)

Net income (b)	$73	$59	$69	$228	$213

EBITDA (c)	$110	$97	$105	$377	$361

(a)	Includes revenues from sales to affiliates.
(b)	As a partnership, LCR is not subject to federal income taxes.
(c)	See Table 7 for reconciliation of LCR’s net income to EBITDA.

Table 18—LCR Operating Information

	For the three months ended			For the twelve months ended
	December 31,		September 30,	December 31,
	2003	2002	2003	2003	2002
Sales Volumes (including intersegment sales) (a)
Refined products (thousand barrels per day):
Gasoline	121	116	127	119	115
Diesel and heating oil	93	90	84	85	84
Jet fuel	20	15	18	19	18
Aromatics	8	9	7	8	9
Other refined products	94	81	91	91	96

Total refined products volumes	336	311	327	322	322

Refinery Runs
Crude processing rates (thousand barrels per day):
Crude Supply Agreement	227	209	229	224	213
Other crude oil	44	41	36	40	46

Total crude oil	271	250	265	264	259

(a)	Includes volumes from sales to affiliates.

Table 19—LCR Unaudited Balance Sheet Information

(Millions of dollars)	December 31, 2003	December 31, 2002
Total current assets	$316	$357
Property, plant and equipment, net	1,240	1,312
Deferred charges and other assets, net	81	88

Total assets	$1,637	$1,757

Current maturities of long-term debt	$714	$—
Other current liabilities	419	514
Long-term debt	—	450
Loans payable to partners	—	264
Other liabilities and deferred credits	81	126
Partners’ capital	423	403

Total liabilities and partners’ capital	$1,637	$1,757

Table 20—LCR Unaudited Cash Flow Information

	For the twelve months ended December 31,
(Millions of dollars)	2003	2002
Cash flow from operations	$374	$361
Capital expenditures	46	65
Depreciation and amortization	113	116

Table 21—Reconciliation of Lyondell’s Days of Working Capital

(Millions of dollars)	December 31, 2003	September 30, 2003	December 31, 2002
Working Capital: (a)
Accounts receivable	$449	$380	$396
Inventories	347	342	344
Accounts payable	(431)	(354)	(344)

Total	365	368	396
Add: Accounts receivable sold (b)	75	67	65

Adjusted working capital	$440	$435	$461

Days of Working Capital:
Sales and other operating revenues for the three months ended	$945	$954	$890
Number of days in quarter	92	92	92
Sales per day	$10.3	$10.4	$9.7
Days of working capital (c)	43	42	48

(a)	Defined as the major controllable components of working capital—receivables, inventories and payables.
(b)	Receivables sold are added back for consistency as such amounts are included in sales and in the sales per day calculation. Management believes that this provides useful information to investors because it reflects Lyondell’s and Equistar’s responsibility for administration and collection of said amounts.
(c)	Days of working capital are calculated as adjusted working capital divided by sales per day.

Table 22—Reconciliation of Equistar’s Days of Working Capital

(Millions of dollars)	December 31, 2003	September 30, 2003	December 31, 2002
Working Capital: (a)
Accounts receivable (b)	$608	$569	$625
Inventories	408	448	424
Accounts payable	(513)	(451)	(459)

Total	503	566	590
Add: Accounts receivable sold (c)	102	77	81

Adjusted working capital	$605	$643	$671

Days of Working Capital:
Sales and other operating revenues for the three months ended	$1,665	$1,642	$1,431
Number of days in quarter	92	92	92
Sales per day	$18.1	$17.8	$15.6
Days of working capital (b) (d)	33	36	43

(a)	Defined as the major controllable components of working capital—receivables, inventories and payables.
(b)	In consideration of discounts offered to certain customers for early payment for product delivered in December 2003, some receivable amounts were collected in December 2003 that otherwise would have been expected to be collected in January 2004, including $41 million from Occidental. Similarly, in September 2003, $33 million was received from Occidental that otherwise would have been expected to be collected in October 2003. Had such amounts been collected in January 2004 and October 2003, respectively, days of working capital would have been 36 days and 38 days at December 31 and September 30, 2003, respectively.
(c)	Receivables sold are added back for consistency as such amounts are included in sales and in the sales per day calculation. Management believes that this provides useful information to investors because it reflects Lyondell’s and Equistar’s responsibility for administration and collection of said amounts.
(d)	Days of working capital are calculated as adjusted working capital divided by sales per day.